                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[ ]   Preliminary Proxy Statement.
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                     SAFETY COMPONENTS INTERNATIONAL, INC.
-------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

-------------------------------------------------------------------------------
   (Name of Person(s) filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[  ]  No fee required.
[  ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1) Title of each class of securities to which transaction applies:

         ----------------------------------------------------------------------

      2) Aggregate number of securities to which transaction applies:

         ----------------------------------------------------------------------

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         ----------------------------------------------------------------------

      4) Proposed maximum aggregate value of transaction:

         ----------------------------------------------------------------------

      5) Total fee paid:

         ----------------------------------------------------------------------

[  ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:

         ----------------------------------------------------------------------

      2) Form, Schedule or Registration Statement No.:

         ----------------------------------------------------------------------

      3) Filing Party:

         ----------------------------------------------------------------------

      4) Date Filed:

         ----------------------------------------------------------------------

                     SAFETY COMPONENTS INTERNATIONAL, INC.
                              3190 PULLMAN STREET
                         COSTA MESA, CALIFORNIA 92626

                         ----------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              SEPTEMBER 17, 1997

                         ----------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Safety Components International, Inc. (the "Corporation") will be held at 9:30 o'clock A.M., local time, on September 17, 1997, at The Sky Club, 200 Park Avenue, 56th Floor, New York, New York, for the following purposes:

1. To elect two Class II directors of the Corporation to hold office for a term expiring at the Annual Meeting of Stockholders occurring in 2000 and until the election and qualification of each of the Class II director's successor;

2. To approve the amendments to the Safety Components International, Inc. 1994 Stock Option Plan (the "Plan") to (i) increase the number of shares of the Corporation's Common Stock subject to the Plan from 550,000 shares in the aggregate to 1,050,000 shares in the aggregate, (ii) increase the number of Non-Qualified Stock Options ("NQSOs") that a participant may be granted under the Plan in any one fiscal year from NQSOs to purchase 100,000 shares of Common Stock to NQSOs to purchase 200,000 shares of Common Stock and (iii) require that the Stock Option Committee members be composed of "Non-Employee Directors" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended; and

3.   To transact such other business as may properly come before the meeting.

     Only holders of record of the Corporation's Common Stock at the close of business on July 22, 1997 are entitled to notice of, and to vote at, the meeting and any adjournment thereof. Such Stockholders may vote in person or by proxy.

     STOCKHOLDERS WHO FIND IT CONVENIENT ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. IF YOU ARE NOT ABLE TO DO SO AND WISH THAT YOUR STOCK BE VOTED, YOU ARE REQUESTED TO FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                      By Order of the Board of Directors,


                                           GEORGE D. PAPADOPOULOS

                                               Secretary

July 29, 1997

                     SAFETY COMPONENTS INTERNATIONAL, INC.
                              3190 PULLMAN STREET
                         COSTA MESA, CALIFORNIA 92626

                         ----------------------------

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Safety Components International, Inc., a Delaware corporation (the "Corporation"), of proxies to be used at the Annual Meeting of Stockholders of the Corporation to be held at 9:30 o'clock A.M., local time, on September 17, 1997, at The Sky Club, 200 Park Avenue, 56th Floor, New York, New York, and at any adjournment thereof. The purposes of the meeting are:

1. To elect two Class II directors of the Corporation to hold office for a term expiring at the Annual Meeting of Stockholders occurring in 2000 and until the election and qualification of each of the Class II director's successor;

2. To approve the amendments to the Safety Components International, Inc. 1994 Stock Option Plan (the "Plan"), to (i) increase the number of shares of the Corporation's common stock, par value $.01 per share (the "Common Stock"), subject to the Plan from 550,000 shares in the aggregate to 1,050,000 shares in the aggregate, (ii) increase the number of Non-Qualified Stock Options ("NQSOs") that a participant may be granted under the Plan in any one fiscal year from NQSOs to purchase 100,000 shares of Common Stock to NQSOs to purchase 200,000 shares of Common Stock and (iii) require that the Stock Option Committee members be composed of "Non-Employee Directors" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

3.   To transact such other business as may properly come before the meeting.

     If proxy cards in the accompanying form are properly executed and returned, the shares of Common Stock represented thereby will be voted as instructed on the proxy. If no instructions are given, such shares will be voted (i) for the election as Class II directors of the nominees of the Board of Directors named below; (ii) in favor of the proposal to approve the amendments to the Plan; and (iii) in the discretion of the Proxies named in the proxy card on any other proposals to properly come before the meeting or any adjournment thereof. Any proxy may be revoked by a stockholder prior to its exercise upon written notice to the Secretary of the Corporation, or by the vote of a stockholder cast in person at the meeting. The approximate date of mailing of this Proxy Statement is August 6, 1997.

                                    VOTING

     Holders of record of Common Stock on July 22, 1997, will be entitled to vote at the Annual Meeting or any adjournment thereof. A majority of outstanding shares as of the record date will constitute a quorum for the transaction of business. As of July 22, 1997 there were 5,015,383 shares of Common Stock outstanding and entitled to vote. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Each share of Common Stock entitles the holder thereof to one vote on all matters to come before the Annual Meeting.

     The favorable vote of a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is necessary to elect the nominees for Class II directors of the Corporation, and the favorable vote of a majority of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is necessary to approve the amendments to the Plan. Abstentions and broker non-votes will have no effect on the outcome of the proposals set forth above. The Board of Directors recommends a vote FOR each of the proposals set forth above.

                         ITEM 1. ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes. The term of the current Class I director, Mr. DioGuardi, expires in 1999; the term of the current Class II directors, Messrs. Suozzi and Torok, expires at the Annual Meeting and the term of the current Class III directors, Messrs. Kaplan and Zummo, expires in 1998. Directors hold office until the Annual Meeting of Stockholders of the Corporation in the year in which the term of their class expires and until their successors have been duly elected and qualified. At each Annual Meeting of Stockholders of the Corporation, the successors to the class of directors whose term expires will be elected for a three-year term.

     Messrs. Suozzi and Torok, the nominees for Class II directors, are currently serving in that capacity and have indicated their willingness to continue to serve if elected. Unless authority to do so is withheld, the persons named in the accompanying proxy will vote the shares represented thereby for such nominees. While it is not anticipated that the nominees will be unable to serve, if any of the nominees should be unable to act as a director, the persons named in the accompanying proxy may vote for any substitute nominee proposed by the Board of Directors (unless authority to vote for the election of the director is withheld).

NOMINEES AND CONTINUING DIRECTORS

     The following is certain information, as of July 29, 1997, with respect to the nominees for Class II directors and with respect to each other director whose term of office continues after the Annual Meeting.

                        NOMINEES FOR CLASS II DIRECTORS
                      (TO BE ELECTED TO SERVE UNTIL 2000)

     FRANCIS X. SUOZZI. Age 56, Director since 1994. Mr. Suozzi is currently employed as the treasurer and a Senior Vice President of Nabisco Holdings Corporation. Prior to taking this position in March 1995, Mr. Suozzi was a Vice President of RJR Nabisco, Inc., involved in financings and acquisitions. Mr. Suozzi is also a director of First Intercontinental Group, an investment banking concern based in Washington, D.C. Prior to forming First Intercontinental Group in 1991, Mr. Suozzi was Regional Director of Corporate Finance for Gruntal & Co., a securities firm headquartered in New York City, from 1988 to 1991. From 1975 through 1984, Mr. Suozzi was a director of Avco Community Developers Inc., a real estate development company which was publicly traded from 1975 to 1978, and was also a director of Nashville City Bank from 1979 to 1982.

     ROBERT J. TOROK. Age 66, Director since 1994. Until May 1996, when Mr. Torok retired, Mr. Torok was a Vice President and Partner of Korn/Ferry International, an executive search firm based in New York City, and had served in such position since 1980. Prior to 1980, Mr. Torok was Senior Vice President of Sikorsky Aircraft, a division of United Technologies Corporation, a diversified manufacturing company based in Hartford, Connecticut, where Mr. Torok worked from 1958 to 1980. Mr. Torok has 22 years of experience in engineering, manufacturing and management.

                               CLASS I DIRECTOR
                      (TO CONTINUE IN OFFICE UNTIL 1999)

     JOSEPH J. DIOGUARDI. Age 57, Director since 1994. Mr. DioGuardi was a member of the United States House of Representatives from 1985 through 1989, representing the 20th Congressional District in Westchester County, New York. Since leaving Congress, Mr. DioGuardi founded and now chairs a non-partisan foundation named "Truth in Government," aimed at promoting fiscal responsibility and budgetary reform. Mr. DioGuardi is an international spokesman for human rights and is Chairman of the Albanian American Civic League. Mr. DioGuardi has 22 years of public accounting experience with Arthur Andersen & Co., serving as Partner from 1972 to 1984. Mr. DioGuardi is also a director of Neurocorp, Ltd., a publicly held corporation in the business of utilizing software, databases and medical devices for the diagnosis and treatment of brain-related disorders.

                              CLASS III DIRECTORS
                      (TO CONTINUE IN OFFICE UNTIL 1998)

     ROBERT A. ZUMMO. Age 56, Director since 1994. Mr. Zummo has served as Chairman of the Board, President and Chief Executive Officer of the Corporation since its inception in January 1994. Mr. Zummo is also the Chief Executive Officer of Valentec International Corporation, a wholly-owned subsidiary of the Corporation ("Valentec"), which was acquired by the Corporation in May 1997, and has served in such capacity since 1989. Valentec is a manufacturer of defense-related products and parts for the computer and medical industries. From 1985 to 1989, Mr. Zummo was President and Chief Executive Officer of General Defense Corporation, a defense contractor located in Hunt Valley, Maryland, where he previously served as Executive Vice President and Chief Operating Officer from 1983 to 1985. Mr. Zummo has more than 30 years experience in the defense and aerospace manufacturing industries.

     JEFFREY J. KAPLAN. Age 49, Director since February 1997. Mr. Kaplan has served as Executive Vice President, Chief Financial Officer and a Director of the Corporation since February 1997. From October 1993 to February 1997, Mr. Kaplan served as Executive Vice President, Chief Financial Officer and a Director of International Post Limited ("IPL"), a leading provider of post-production services for commercial and advertising markets; and he served as Senior Vice President and Chief Financial Officer of Video Services Corporation from September 1987 to February 1994 and Senior Vice President and Chief Financial Officer of Audio Plus Video International, Inc., a subsidiary of IPL, from September 1987 to February 1997. Mr. Kaplan was a financial advisor to various public and private companies from September 1985 to September 1987. From November 1978 until August 1985, Mr. Kaplan was employed by Clabir Corporation, a New York Stock Exchange listed company, where he last served as Executive Vice President and Chief Financial Officer.

                             MEETINGS OF THE BOARD

     During the fiscal year ended March 31, 1997, ten meetings of the Board of Directors were held.

     The Board of Directors has an Audit Committee consisting of Messrs. DioGuardi, Suozzi and Torok. The Audit Committee held one meeting during the fiscal year ended March 31, 1997. The general functions of the Audit Committee include selecting the independent auditors (or recommending such action to the Board of Directors), evaluating the performance of the independent auditors and their fees for services, reviewing the scope of the annual audit with the independent auditors and the results of the audit with management and the independent auditors, consulting with management, internal auditors, if any, and the independent auditors as to the systems of internal accounting controls, and reviewing the nonaudit services performed by the independent auditors and considering the effect, if any, on their independence. In addition, the Audit Committee is responsible for reviewing, approving and monitoring all agreements and payments between the Corporation and its subsidiaries, on the one hand, and Valentec and its other subsidiaries, on the other hand. See "Certain Transactions."

     The Board of Directors has a Compensation Committee which also acts as a Stock Option Committee, composed of Messrs. DioGuardi, Suozzi and Torok. The Compensation Committee held three meetings during the fiscal year ended March 31, 1997. The general functions of the Compensation Committee include approval (or recommendation to the Board of Directors) of the compensation arrangements for senior management, directors and other key employees and review of benefit plans in which officers and directors are eligible to participate. The general function of the Stock Option Committee includes a periodic review of the equity compensation plans of the Corporation and the grants under such plans.

     The Board of Directors has no standing nominating committee. During the fiscal year ended March 31, 1997, each of the directors attended 75% or more of the aggregate number of meetings of the Board of Directors and committee(s) on which he served.

                   SECURITY OWNERSHIP BY CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table and notes set forth certain information regarding the beneficial ownership of the Common Stock as of July 21, 1997 by all person(s) known by the Corporation to be the beneficial owner of more than 5% of the Common Stock, by each director of the Corporation, by each of the Named Executives (as defined herein) and by all directors and executive officers of the Corporation as a group. Except as otherwise indicated, each beneficial owner has the sole power to vote, as applicable, and to dispose of all shares of Common Stock owned by such beneficial owner.

                                                     AMOUNT AND NATURE OF     PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP   COMMON STOCK(1)
------------------------------------                 --------------------   ---------------
Robert A. Zummo (2)(3) ..............................   1,021,576(4)            20.2%
Cramer, Rosenthal McGlynn, Inc. .....................     276,400(5)             5.5%
        707 Westchester Avenue
        White Plains, New York 10604
FMR Corp. ...........................................     276,200(6)             5.5%
        82 Devonshire Street
        Boston, Massachusetts 02109
Victor Guadagno (2) .................................      16,250(7)              *
John L. Hakes (2) ...................................      15,000(7)              *
Jeffrey J. Kaplan (2) ...............................           0                 *
W. Hardy Myers (2) ..................................      70,500(8)             1.4%
Paul L. Sullivan (2) ................................      23,000(9)              *
Joseph J. DioGuardi (2) .............................       2,250(7)              *
Francis X. Suozzi (2)(3) ............................     328,051(10)            6.5%
Robert J. Torok (2) .................................       2,250(7)              *
All executive officers and directors as a group
        (consisting of 14 individuals) (11)             1,500,127(12)           28.9%

-------------
*    Less than 1%.

(1) Shares beneficially owned, as recorded in this table, expressed as a percentage of the shares of Common Stock outstanding, net of treasury shares. For purposes of computing the percentage of outstanding shares held by each person or group of persons named in this table, any securities which such person or group of persons has the right to acquire within 60 days of the date hereof is deemed to be outstanding for purposes of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2) Address for each person is c/o Safety Components International, Inc., 3190 Pullman Street, Costa Mesa, California 92626.

                                       6




(3) In connection with the Valentec Acquisition (as defined herein), Messrs. Zummo and Suozzi entered into an agreement, pursuant to which it was agreed, among other things, that for a period of three years from the date thereof, Mr. Suozzi will vote all shares of Common Stock beneficially owned by him on any manner put to a vote of the shareholders of the Corporation in the same manner as recommended by a majority of the Board of Directors of the Corporation or if no such recommendation has been made, as directed by Mr. Zummo; provided, that such agreement shall terminate if Mr. Suozzi shall cease to be on the Board of Directors (other than as a result of his resignation).

(4) Includes options which are currently exercisable (or exercisable within 60 days) to purchase 45,000 shares of Common Stock.

(5) Number of shares beneficially owned by Cramer, Rosenthal McGlynn, Inc. ("CRMI"), an investment company registered under Section 8 of the Investment Advisers Act of 1940, according to a Schedule 13G filed by CRMI with the Commission in February 1997.

(6) The information in the table relating to FMR Corp. and the information in this footnote is from a Schedule 13G filed with the Commission in February 1997, by FMR Corp., Edward C. Johnson, Abigail P. Johnson, Fidelity Management & Research Company and Fidelity Management Trust Company. Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 500 shares or 0.01% of the Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 500 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares of Common Stock owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees. Fidelity Management Trust Company, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 276,700 shares or 5.49% of the Common Stock as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 275,700 shares and sole power to vote or to direct the voting of 253,900 shares, and no power to vote or to direct the voting of 21,800 shares of Common Stock owned by the institutional account(s) as reported above. Members of the Edward C. Johnson 3d family and trusts for their benefit are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson 3d owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson 3d is Chairman of FMR Corp. and Abigail P. Johnson is a Director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

(7) Represents only options which are currently exercisable (or exercisable within 60 days) to purchase shares of Common Stock.

(8) Includes options which are currently exercisable (or exercisable within 60 days) to purchase 70,000 shares of Common Stock.

(9) Includes options which are currently exercisable (or exercisable within 60 days) to purchase 22,500 shares of Common Stock.


                                       7




(10) Includes options which are currently exercisable (or exercisable within 60 days) to purchase 2,250 shares of Common Stock.

(11) Includes Mr. Myers who is a Named Executive but departed from the Corporation in May 1997.

(12) Includes options which are currently exercisable (or exercisable within 60 days) to purchase 184,250 shares of Common Stock.

                     EXECUTIVE OFFICERS OF THE CORPORATION

     The following table sets forth the names, ages and all positions and offices with the Corporation held by the Corporation's present executive officers.

NAME                           AGE     POSITIONS AND OFFICES PRESENTLY HELD
----                           ---     ------------------------------------
Robert A. Zummo............     56     Chairman of the Board, President and Chief
                                       Executive Officer

Thomas W. Cresante.........     50     Executive Vice President and Chief Operating
                                       Officer

Jeffrey J. Kaplan..........     49     Director, Executive Vice President and Chief
                                       Financial Officer

Victor Guadagno............     57     President, Valentec Systems, Inc.

John L. Hakes..............     57     President, European Operations

Paul L. Sullivan...........     51     President, Automotive Safety Components
                                       Asia-Pacific Ltd.

Richard R. Vande Voorde....     52     President, Galion, Inc.

Paul M. Betz...............     38     Vice President and General Manager, Wells
                                       Division of Valentec International Corporation

George D. Papadopoulos.....     25     Corporate Controller and Secretary

Daniel R. Smith............     27     Treasurer

     Following is information with respect to the Corporation's executive officers who are not also directors of the Corporation:

     THOMAS W. CRESANTE. Mr. Cresante has served as Executive Vice President and Chief Operating Officer of the Corporation since May 1997. From October 1996 to May 1997, Mr. Cresante served as President of Worldwide Operations of AlliedSignal-Safety Restraints Systems. From January 1996 to October 1996, Mr. Cresante served as Vice President of Operations of AlliedSignal-Aerospace Sector. From January 1990 to May 1995, Mr. Cresante served as Vice President of Operations of the TRW Inflatable Restraints Division. From January 1984 to November 1989, Mr. Cresante served as Vice President of Manufacturing of ITT Hancock, a manufacturer of components and systems for the automotive industry.

     VICTOR GUADAGNO. Mr. Guadagno has served as President of Valentec Systems, Inc. since the inception of the Corporation's Systems business in 1994 and had served as Vice President/General Manager of Valentec's Wells Division from September 1994 until September 1995. Mr. Guadagno joined Valentec in 1986 as Vice President/General Manager of the Product Development Division, and was promoted to Vice President of Corporate Marketing in 1989. Prior to joining

Valentec, Mr. Guadagno was President and sole stockholder of Target Research, Inc., a business engaged in the research and development of ammunition for the U.S. Army. Mr. Guadagno began his career as a development engineer with the U.S. Army and has over 35 years of experience in the defense industry, including systems contracting.

     JOHN L. HAKES. Mr. Hakes has served as President of the European Operations since June 1995. Mr. Hakes has also served as a managing director of Valentec International Limited, Valentec's majority-owned U.K. subsidiary which was transferred to Mr. Zummo immediately prior to the Valentec Acquisition (as defined herein; see "Certain Transactions") ("VIL"), since June 1995. Mr. Hakes served as the Chief Executive Officer of Thorn Security & Electronics, an international manufacturer of military electronics, fire protection and intrusion control products from 1991 through 1994. From 1986 through 1991, Mr. Hakes served as the Chief Executive Officer of Thorn EMI Electronics, one of the largest military electronics suppliers to the U.K. Ministry of Defense.

     PAUL L SULLIVAN. Mr. Sullivan has served as President of Automotive Safety Components Asia-Pacific, Ltd. since February 1997. Mr. Sullivan served as President of the North American Automotive Operations from May 1995 to February 1997, as Vice President and General Manager of the North American Automotive Division from January 1994 to May 1995, and was Vice President and General Manager of Valentec's Wells Division from July 1993 to January 1994. From July 1992 to July 1993, Mr. Sullivan was Vice President and General Manager of Valentec's Kisco Division, a manufacturer of component parts for large caliber tank ammunition. From December 1990 to June 1992, Mr. Sullivan was plant manager of the Bussman Division of Cooper Industries, a manufacturer of electrical protection component parts. From January 1988 to December 1990, Mr. Sullivan was Operations Manager of Valentec's Kisco Division. Mr. Sullivan has over 25 years of managerial experience in multi-plant operations in the defense and automotive industries.

     RICHARD R. VANDE VOORDE. Mr. Vande Voorde has served as President of Galion, Inc. since May 1995 and previously served as Vice President and General Manager of the Corporation's Galion Division since the inception of the Corporation. From 1989 to January 1994, Mr. Vande Voorde served as Executive Vice President of Valentec's Galion Division. From 1986 to 1989, Mr. Vande Voorde was Vice President of Finance of Valentec's Galion Division. From November 1983 to June 1986, Mr. Vande Voorde served as Manager of Accounting Operations of Ideal Electric Company, a division of Carrier Corporation which manufactured custom-designed electrical generators. Carrier Corporation is a subsidiary of United Technologies Corporation.

     PAUL M. BETZ. Mr. Betz has served as General Manager of the Wells Division of Valentec since January 1997. Mr. Betz served as Vice President of Sales and Marketing for both Valentec and the Corporation from October 1995 to December 1996. From April 1994 to September 1995, Mr. Betz served as Director of Sales and Marketing for Automated Solutions Incorporated. From July 1982 to March 1994, Mr. Betz held several engineering, program management and account management positions with General Motors Corporation, General Electric Corporation and their joint venture affiliate, FANUC, Ltd. of Japan.

     GEORGE D. PAPADOPOULOS. Mr. Papadopoulos has served as Corporate Controller and Secretary of the Corporation since March 1997. From April 1996 to March 1997, Mr. Papadopoulos served as Corporate Controller of International Post Limited, a leading provider of post-production services for commercial and advertising markets. From July 1993 to April 1996, Mr. Papadopoulos was employed by Arthur Andersen LLP, a leading public accounting firm, serving in various capacities, the most recent of which was as a Senior Accountant.

     DANIEL R. SMITH. Mr. Smith has served as Treasurer of the Corporation since March 1997. From July 1991 to March 1997, Mr. Smith was employed by Arthur Andersen LLP, a leading public accounting firm, as a Manager.

                            EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid to the Chief Executive Officer of the Corporation and the four other most highly compensated executive officers of the Corporation for the Corporation's fiscal year ended March 31, 1997 (each person appearing in the table is referred to as a "Named Executive"). The amounts reflected in the table for the period during fiscal year 1995 prior to the Corporation's initial public offering in May 1994 (the "Initial Public Offering"), represent an allocation of the total compensation paid by Valentec to the Named Executives based on an estimate of the portion of time spent by the Named Executives on matters relating to the Valentec Automotive Division and Valentec Galion which were transferred to the Corporation immediately prior to the Initial Public Offering (the "Transfer of Assets").

                                                          SUMMARY COMPENSATION TABLE

                                                                                               LONG TERM COMPENSATION
                                                                                   ---------------------------------------------

                                                ANNUAL COMPENSATION                    AWARDS                      PAYOUTS
                               -------------------------------------------------- --------------------       -------------------
                                                                    OTHER ANNUAL  RESTRICTED SECURITIES       LTIP      ALL OTHER
        NAME AND                          SALARY         BONUS      COMPENSATION    STOCK    UNDERLYING      PAYOUTS  COMPENSATION
   PRINCIPAL POSITION           YEAR        ($)           ($)            ($)      AWARDS($)  OPTIONS(#)         ($)      ($)(1)
   ------------------          ------     ------         -----      ------------- ---------  ---------       -------   -----------
Robert A. Zummo,                1997      297,000            0            0            0       10,000            0        9,600
    Chairman of the Board,      1996      275,000       60,000            0            0       10,000            0        7,680
    President and Chief         1995      250,000       75,000            0            0       50,000            0        8,000
    Executive Officer ....

Victor Guadagno,                1997      162,000            0            0            0        5,000            0        6,000
    President, Valentec         1996      150,000       25,000            0            0       15,000            0        6,231
    Systems, Inc. ........      1995      132,212            0            0            0       10,000            0        6,000

John L. Hakes,
    President,
    European                    1997      164,273            0            0            0       10,000            0            0
    Operations(2) ........      1996      147,000       46,500            0            0       25,000            0            0

Paul L. Sullivan,
    President, Automotive       1997      145,000            0            0            0        5,000            0        6,000
    Safety Components           1996      145,918       25,000            0            0        5,000            0        6,000
    Asia-Pacific, Ltd.(3)       1995      123,079       25,000            0            0       25,000            0        6,923

W. Hardy Myers,
    President, North            1997      142,000            0            0            0       10,000            0        6,000
    American Automotive         1996      132,000       40,000            0            0       10,000            0        4,800
     Operations(4) .......      1995      120,000       50,000            0            0       50,000            0        6,000

---------

(1)  Amounts reflect automobile allowances.

(2)  Mr. Hakes joined the Corporation in June 1995.

(3) Mr. Sullivan joined the Corporation in September 1994. Mr. Sullivan became Vice President, North American Automotive Operations effective September 26, 1996. Prior to such time, Mr. Sullivan served as President, North American Automotive Operations.

(4) From February 15, 1997 to the time of Mr. Myers' departure from the Corporation in May 1997, Mr. Myers was the President, North American Automotive Operations, Treasurer and Secretary of the Corporation. Prior to February 15, 1997, Mr. Myers served as Chief Financial Officer, Treasurer, Secretary and a director of the Corporation.

OPTION GRANTS IN LAST FISCAL YEAR

                  The following options were granted to the Named Executives during fiscal year 1997 under the Corporation's 1994 Stock Option Plan.

                                                                                 POTENTIAL REALIZED
                                                                               VALUE AT ASSUMED ANNUAL
                                                                                       RATES OF
                                                                               STOCK PRICE APPRECIATION
                                   INDIVIDUAL GRANTS                                FOR OPTION TERM
                     ----------------------------------------------------        ----------------------
                     NUMBER OF        % OF
                     SECURITIES   TOTAL OPTIONS
                     UNDERLYING     GRANTED TO   EXERCISE
                     OPTIONS      EMPLOYEES IN     PRICE      EXPIRATION
NAME                 GRANTED(#)    FISCAL YEAR     ($/SH)        DATE             5%($)        10%($)
----                ----------     -----------     ------        ----             -----        ------
Robert A. Zummo         10,000         4.23%       $14.17     5/10/2001(1)       $39,149       $86,509
John L. Hakes ..        10,000         4.23%       $12.88     5/10/2003(1)       $52,435      $122,195
Victor Guadagno          5,000         2.12%       $12.88     5/10/2006(1)       $40,501      $102,637
Paul L. Sullivan         5,000         2.12%       $12.88     5/10/2006(1)       $40,501      $102,637
W. Hardy Myers .        10,000         4.23%       $12.88     5/10/2006(1)       $81,002      $205,274

--------

(1) Becomes exercisable in four equal installments beginning May 1997.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table summarizes for each of the Named Executives the number of stock options exercised during the fiscal year ended March 31, 1997, the aggregate dollar value realized upon exercise, the total number of unexercised options, if any, held at March 31, 1997 and the aggregate dollar value of in-the-money, unexercised options, held at March 31, 1997. The value realized upon exercise is the difference between the fair market value of the underlying stock on the exercise date and the exercise or base price of the option. The value of unexercised, in-the-money options at fiscal year-end is the difference between its exercise or base price and the fair market value of the underlying stock on March 31, 1997, which was $10.00 per share.

                                                                   NUMBER OF SECURITIES
                                                                  UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-
                                SHARES                           OPTIONS AT FISCAL YEAR-        THE-MONEY OPTIONS AT
                              ACQUIRED ON        VALUE                   END (#)                FISCAL YEAR- END ($)
NAME                         EXERCISE (#)     REALIZED ($)      EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
----                         ------------     ------------      -------------------------     -------------------------
Robert A. Zummo..........          0               NA                 27,500/42,500                       *
John L. Hakes............          0               NA                  6,250/28,750                       *
Victor Guadagno..........          0               NA                  7,500/21,250                       *
Paul L. Sullivan.........          0               NA                 13,750/21,250                       *
W. Hardy Myers...........          0               NA                 27,500/42,500                       *

------------
* None of the options referenced in the chart were in-the-money on March 31, 1997.


EMPLOYMENT AGREEMENTS

     Mr. Zummo serves as President and Chief Executive Officer of the Corporation pursuant to a five-year employment agreement which became effective upon the consummation of the Initial Public Offering. The employment agreement provides that Mr. Zummo will allocate at least 80% of his working time, attention and energies to the affairs of the Corporation and the remaining 20% to Valentec; however, Mr. Zummo has been spending substantially all of his working time performing services for the Corporation since the closing of the Valentec Acquisition. Mr. Zummo's base salary for the first year of the term was $250,000, subject to annual increases at the discretion of the Board of Directors. In addition to the base salary, the employment agreement provides for an annual incentive bonus. Mr. Zummo was not awarded a bonus for fiscal 1997. In July 1997, the Compensation Committee of the Board of Directors approved a bonus to Mr. Zummo of $75,000, contingent upon the completion of the acquisition by the Corporation of the air restraints and technical products division of JPS Automotive, L.P. (the "JPS Acquisition") based on Mr. Zummo's performance in connection with such acquisition. In the event Mr. Zummo's employment is terminated without "Cause" (as defined in the employment agreement), the Corporation is required to pay Mr. Zummo an amount equal to his full salary and incentive bonus in effect for the year immediately preceding termination for the remainder of the full term. If Mr. Zummo's employment is terminated by the Corporation in connection with a "change in control" (as defined in the employment agreement), the Corporation is required to pay Mr. Zummo an amount equal to two times his full salary and bonus in respect of the year immediately preceding termination. In addition, if Mr. Zummo's employment agreement is not renewed by the Corporation after the expiration of the initial five-year term other than for "Cause," the Corporation would be required to continue to pay Mr. Zummo's full salary and incentive bonus in effect for the year immediately preceding termination for a period of one year from the time of termination.

     Mr. Cresante serves as Executive Vice President and Chief Operating Officer of the Corporation pursuant to a three-year employment agreement which became effective in May 1997. The employment agreement provides that Mr. Cresante will allocate at least 80% of his working time, attention and energies to the affairs of the Corporation and the remaining 20% to Valentec; however, Mr. Cresante has been spending substantially all of his working time performing services for the Corporation since the closing of the Valentec Acquisition. Mr. Cresante's base salary for the first year of the term is $235,000, subject to annual increases at the discretion of the Board of Directors. In addition to the base salary, the employment agreement provides for an annual incentive bonus, including a minimum bonus of $50,000 for fiscal 1998. Pursuant to the terms of the employment agreement, Mr. Cresante was awarded options to purchase 225,000 shares of Common Stock issued on May 19, 1997 under the Plan. The issuance of such options is subject to the conditions set forth in the employment agreement, including the approval by the stockholders of the Corporation of any increase in the number of shares authorized for issuance under the Plan as may be necessary for the issuance of such options. In the event Mr. Cresante's employment is terminated without "Cause" (as defined in the employment agreement), the Corporation is required to pay Mr. Cresante an amount equal to his full salary and incentive bonus in effect for the year immediately preceding termination for the remainder of the full term. If Mr. Cresante's employment is terminated by the Corporation in connection with a "change in control" (as defined in the employment agreement), the Corporation is required to pay Mr. Cresante an amount equal to two times his full salary and incentive bonus in respect of the year immediately preceding termination. In addition, if Mr. Cresante's employment agreement is not renewed by the Corporation after the expiration of the initial three-year term other than for "Cause," the Corporation would be required to continue to pay Mr. Cresante's full salary and incentive bonus in effect for the year immediately preceding termination for a period of one year from the time of termination.

     Mr. Kaplan serves as Executive Vice President and Chief Financial Officer of the Corporation pursuant to a three-year employment agreement which became effective in February 1997. The employment agreement provides that Mr. Kaplan will allocate at least 80% of his working time, attention and energies to the affairs of the Corporation and the remaining 20% to Valentec; however, Mr. Kaplan has been spending substantially all of his working time performing services for the Corporation since the closing of the Valentec Acquisition. Mr. Kaplan's base salary for the first year of the term is $220,000, subject to annual increases at the discretion of the Board of Directors. In addition to the base salary, the employment agreement provides for an annual incentive bonus, including a minimum bonus of $30,000 for fiscal 1998. Pursuant to the terms of the employment agreement, Mr. Kaplan was awarded options under the Plan in accordance with the following schedule: (i) options to purchase 125,000 shares of Common Stock were issued on February 15, 1997;

(ii) options to purchase 50,000 shares of Common Stock were issued on April 1, 1997 and (iii) options to purchase 50,000 shares of Common Stock are to be issued on April 1, 1998, unless Mr. Kaplan is not, for any reason, an employee of the Corporation on such date. The issuance of such options is subject to the conditions set forth in the employment agreement, including the approval by the stockholders of the Corporation of any increase in the number of shares authorized for issuance under the Plan as may be necessary for the issuance of such options. In the event Mr. Kaplan's employment is terminated without "Cause" (as defined in the employment agreement), the Corporation is required to pay Mr. Kaplan an amount equal to his full salary and incentive bonus in effect for the year immediately preceding termination for the remainder of the full term. If Mr. Kaplan's employment is terminated by the Corporation in connection with a "change in control" (as defined in the employment agreement), the Corporation is required to pay Mr. Kaplan an amount equal to two times his full salary and incentive bonus in respect of the year immediately preceding termination. In addition, if Mr. Kaplan's employment agreement is not renewed by the Corporation after the expiration of the initial three-year term other than for "Cause," the Corporation would be required to continue to pay Mr. Kaplan's full salary and incentive bonus in effect for the year immediately preceding termination for a period of one year from the time of termination.

     Mr. Guadagno serves as President of Valentec Systems, Inc. pursuant to a two-year employment agreement which became effective in September 1994, the term of which was extended to September 1997. Mr. Guadagno's base salary for the first year of the term was $150,000, and is subject to annual increases at the discretion of the Board of Directors. In addition to the base salary, the employment agreement provides for an annual inventive bonus. Mr. Guadagno was not awarded a bonus for fiscal 1997. In the event Mr. Guadagno's employment is terminated without "Cause" (as defined in the employment agreement), the Corporation would be required to continue to pay Mr. Guadagno's full salary for a period of twelve months from the time of termination. In addition, if Mr. Guadagno's employment agreement is not renewed by the Corporation after the expiration of the term other than for Cause, the Corporation would be required to continue to pay Mr. Guadagno's full salary for a period of six months from the time of termination.

     Mr. Hakes serves as President, European Operations pursuant to an employment agreement (the "Hakes Employment Agreement") which became effective in June 1995. The agreement has an initial term of one year and may be terminated thereafter on twelve months' notice by either the Corporation or Mr. Hakes. Mr. Hakes' base salary for the first year of the term is (pound)95,000, and is subject to annual increases at the discretion of the Board of Directors. In addition to the base salary, the Hakes Employment Agreement provides for an annual incentive bonus. Mr. Hakes was not awarded a bonus for fiscal 1997. If Mr. Hakes' employment is terminated by the Corporation in connection with "a change in control" (as defined in the Hakes Employment Agreement), the Corporation is required to pay Mr. Hakes an amount equal to his full salary effective on the date of the change in control for a period of one full year. Pursuant to the Hakes Employment Agreement, Mr. Hakes also provides services to VIL in return from compensation paid by VIL.

     Mr. Sullivan serves as President of Automotive Safety Components Asia-Pacific Ltd. pursuant to a two-year employment agreement which became effective in September 1994, the term of which was extended to September 1997. Mr. Sullivan's base salary for the first year of the term was $125,000, and is subject to annual increases at the discretion of the Board of Directors. In addition to the base salary, the employment agreement provides for an annual incentive bonus. Mr. Sullivan was not awarded a bonus for fiscal 1997. In the event Mr. Sullivan's employment is terminated without "Cause" (as defined in the employment agreement), the Corporation would be required to continue to pay Mr. Sullivan's full salary for a period of twelve months from the time of termination. In addition, if Mr. Sullivan's employment agreement is not renewed by the Corporation after the expiration of the term other than for "Cause," the Corporation would be required to continue to pay Mr. Sullivan's full salary for a period of six months from the time of termination.

     From February 1997 until his departure from the Corporation in May 1997, Mr. Myers served as President, North American Automotive Operations, Treasurer and Secretary of the Corporation. Prior to February 1997, Mr. Myers served as Chief Financial Officer, Treasurer and Secretary of the Corporation pursuant to a three-year employment agreement which became effective upon the consummation of the Initial Public Offering. The employment agreement provided that Mr. Myers would allocate at least 80% of his working time, attention and energies to the affairs of the Corporation. Mr. Myers' base salary for the first year of the term was $150,000, and was subject to annual increases at the discretion of the Board of Directors. In addition to the base salary, Mr. Myers' employment agreement provided for an annual incentive bonus. Mr. Myers was not awarded a bonus for fiscal 1997. Pursuant to the employment agreement, in the event Mr. Myers' employment was terminated without "Cause" (as defined in the employment agreement), the Corporation would have been required to pay Mr. Myers an amount equal to his full salary and incentive bonus in effect for the year immediately preceding termination for the remainder of the full term of employment. Pursuant to the employment agreement, if Mr. Myers' employment was terminated by the Corporation in connection with a "change in control" (as defined in the employment agreement), the Corporation would have been required to pay Mr. Myers an amount equal to two times his full salary and bonus in respect of the year immediately preceding termination. The Corporation has entered into a Consulting Agreement (the "Consulting Agreement") with Mr. Myers pursuant to which Mr. Myers will provide consulting services to the Corporation for a term of one year. As compensation for such services, Mr. Myers will receive $184,000 paid in twelve monthly installments; the options previously awarded to Mr. Myers under the Plan have been fully vested pursuant to the Consulting Agreement and are available for exercise within a ninety day period from the termination date of the Consulting Agreement; and the Corporation will provide to Mr. Myers certain benefits under the Corporation's benefit plans as well as certain life and health insurance benefits.

BOARD OF DIRECTORS

     Directors who are employees of the Corporation receive no compensation, as such, for service as members of the Board. Directors who are not employees of the Corporation receive an annual retainer of $15,000 and an attendance fee of $1,250 for each Board meeting or committee meeting attended in person by that director and $300 for each telephonic Board meeting or committee meeting in which such director participated; provided that fees for in-person meetings of the Board and committees shall not exceed $1,250 per day. All Directors are reimbursed for expenses incurred in connection with attendance at meetings. Effective as of April 1, 1997, the annual retainer for directors who are not employees of the Corporation was increased to $20,000.

STOCK OPTION PLAN

     On January 27, 1994 the Board of Directors of the Corporation adopted, and the stockholders approved, the Plan and on May 4, 1996 and July 29, 1996, the Board of Directors approved certain amendments to the Plan which were subsequently approved by the stockholders (as previously defined, the "Plan"). The Board of Directors of the Corporation adopted amendments to the Plan on July 22, 1997, and such amendments are being submitted to stockholders for approval. The Plan is described under the caption "Approval of the Amendments to the 1994 Stock Option Plan."

DIRECTORS' OPTIONS

     Each non-employee director currently receives an option to purchase 2,500 shares of Common Stock, vesting in equal installments over a four-year period, in each calendar year in which he serves as a director of the Corporation. The exercise price of the shares of Common Stock subject to options granted to each non-employee director is the fair market value of the shares of Common Stock on the date of grant. Options granted to non-employee directors, with limited exceptions, may only be exercised within ten years of the date of grant and while the recipient of the option is a director of the Corporation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Suozzi served as a member of the Compensation Committee of the Board of Directors during fiscal year 1997. Mr. Suozzi is a director of Valentec and owned approximately 21% of all of the issued and outstanding shares of Valentec prior to selling all such shares to the Corporation pursuant to the Valentec Acquisition. See "Certain Transactions".


                             CERTAIN TRANSACTIONS

     Pursuant to a definitive Stock Purchase Agreement, dated as of May 22, 1997, the Corporation acquired (the "Valentec Acquisition") all of the outstanding stock of Valentec from Robert A. Zummo, Francis X. Suozzi and the Valentec International Corporation Employee Stock Ownership Plan (the "ESOP"). Valentec was the Corporation's largest shareholder immediately prior to the Valentec Acquisition owning approximately 27% of the issued and outstanding shares of Common Stock. Immediately prior to the Valentec Acquisition, Robert A. Zummo, the President and Chief Executive Officer of the Corporation, was also the President, Chief Executive Officer and owner of approximately 74% of all of the issued and outstanding shares of Valentec, and Francis X. Suozzi, a consultant to and a director of Valentec and a director of the Corporation, was the owner of approximately 21% of all of the issued and outstanding shares of Valentec. The consideration paid to the shareholders of Valentec in connection with the Valentec Acquisition consisted of an aggregate of 1,369,200 newly issued shares of Common Stock, which was approximately equal to the number of shares of Common Stock held by Valentec. The shares of Common Stock held by Valentec have become treasury shares and are not considered outstanding. Therefore, there has been no increase in the Corporation's outstanding shares as a result of the Valentec Acquisition. Messrs. Zummo and Suozzi now beneficially own, directly, approximately 20.2% and 6.5%, respectively, of the outstanding Common Stock of the Corporation. In addition, Messrs. Zummo and Suozzi and the ESOP received demand and piggyback registration rights in connection with the Valentec Acquisition. Indebtedness assumed by the Corporation in connection with the Valentec Acquisition was approximately $14.7 million as of May 22, 1997, inclusive of intercompany indebtedness of $4.3 million (which is eliminated in consolidation) as a result of the Valentec Acquisition, of which approximately $7.1 million has been repaid or will be repaid in the near term. The indebtedness assumed by the Corporation included $2.8 million in indebtedness to VIL of which $800,000 was evidenced by a demand note (of which approximately $530,000 has been repaid) and $2.0 million is evidenced by a five year note payable in monthly installments of approximately $40,000. Both such notes bear interest at 7% per annum. Subsequent to the closing of the Valentec Acquisition through June 30, 1997, an aggregate of approximately $28,000 in principal and $12,000 in interest has been paid to VIL by the Corporation under the five year note.

     The purchase price for the Valentec Acquisition was negotiated between Valentec and a special committee consisting of independent members of the Board of Directors of the Corporation. The special committee was advised by independent legal counsel and an independent financial advisor. The Corporation's Board of Directors received an opinion from the special committee's financial advisor as to the fairness from a financial point of view of the consideration received by the Corporation to the Corporation's shareholders other than Valentec.

     Immediately prior to the Valentec Acquisition, Mr. Zummo acquired the 88.8% equity interest in VIL owned by Valentec for a cash payment of $75,000.

     Prior to the Valentec Acquisition, certain agreements and arrangements existed between the Corporation and Valentec. Robert A. Zummo has been an officer and director of Valentec since 1993, and until the Valentec Acquisition, was a stockholder of Valentec. Until his departure from the Corporation in May 1997, W. Hardy Myers was an officer and director of Valentec. Prior to the consummation of the Valentec Acquisition, Messrs. Zummo, Cresante and Kaplan were required to spend at least 80% of their working time performing services for the Corporation with the remaining portion of their time spent performing services for Valentec and they were compensated separately by Valentec and the Corporation for the respective services rendered as employees to each Corporation. Messrs. Zummo, Cresante and Kaplan presently spend substantially all of their working time performing services for the Corporation. Mr. Hakes, the president of the Corporation's European Operations, also provides part time services as a managing director to VIL pursuant to the Hakes Employment Agreement and is paid separately for such services by VIL.

     Prior to the Valentec Acquisition, the Corporation purchased from Valentec metal components for inclusion in its passenger side airbags at prices approved by the Corporation's customers for automotive airbags. Purchases by the Corporation from Valentec for such components during fiscal year 1997 totalled $2.6 million. Valentec also supplies directly to such customers metal components for inclusion in airbag systems manufactured by such customers.

     During the first year following the Initial Public Offering, the Corporation believed that it was more cost-efficient to continue to receive certain of the corporate services described above and certain other services from Valentec, as opposed to duplicating these services on a stand-alone basis. Accordingly, the Corporation and Valentec entered into a corporate services agreement (the "Corporate Services Agreement") pursuant to which Valentec has provided certain facilities and services to the Corporation and its Subsidiaries, including corporate headquarters, and has charged the Corporation for its pro rata portion of those costs. In addition, the Corporation has provided certain executive, financial, accounting and treasury services to Valentec and has charged Valentec for its pro rata portion of those costs. There was also a joint purchasing of insurance which, in fiscal 1997, was arranged and paid for by the Corporation and for which Valentec reimbursed the Corporation for its pro rata share. For fiscal year 1997, the Corporation charged Valentec $726,000 for the foregoing services. The Corporate Services Agreement had an initial term of twelve months, subject to renewal each year thereafter and was terminable at the Corporation's option. The Corporate Services Agreement was terminated in connection with the Valentec Acquisition.

     The Corporation's U.K. subsidiary and VIL are parties to a Shared Services Agreement, relating to administration, financial, engineering and other shared costs. Payments from the Corporation to VIL for fiscal 1997 was $358,000 under the Shared Services Agreement.

     The Corporation sub-leases space from VIL for its European automotive operations pursuant to a separate sub-lease agreement and facility usage agreement in the U.K. In addition to the lease payments of approximately (pound)70,000 per year under the sub-lease agreement, the facility usage agreement provides for the Corporation to be allocated its pro rata portion of the manufacturing overhead (e.g. utilities, plant security) and general and administrative expenses of the facility (e.g. purchasing, plant accounting). These allocations are based primarily on square footage and on volume of production. The sub-lease and facility usage agreement relating to the European automotive operations each have an initial term expiring in 2003. Payments from the Corporation to VIL under the lease for fiscal year 1997 were $117,000.

     Prior to the Valentec Acquisition, Valentec subcontracted the manufacture of certain ammunition and automotive components to the Corporation, subject to the Corporation's manufacturing capacity and certain contractual limitations. Under these subcontracts, the Corporation was entitled to receive all compensation relating to the manufacture of such components. The amount paid by Valentec to the Corporation under such subcontracts for fiscal year 1997 was $104,000.

     Under federal law, the Corporation and certain of its subsidiaries would be subject to liability for the consolidated federal income tax liabilities of the consolidated group during the period when Valentec was the common parent. As part of the Transfer of Assets, Valentec agreed, however, to indemnify the Corporation and such subsidiaries for such federal income tax liability (and certain state and local tax liabilities) that the Corporation or any such subsidiary is actually required to pay. Prior to the Valentec Acquisition and to the extent that Valentec could offset the taxable income generated by Valentec against losses, if any, generated by such subsidiaries for periods prior to the Transfer of Assets, the agreements relating to the Transfer of Assets may have benefited Valentec insofar as loss carry-forwards which would otherwise have been available to the Corporation would be utilized by Valentec.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

PHILOSOPHY AND POLICY

     The Compensation Committee's policy is to design executive compensation packages that reward the achievement of both short-term and long-term objectives of the Corporation. Under this approach, the attainment of yearly growth in sales and earnings and other short-term targets is compensated through yearly bonuses and long-term performance of the Corporation is rewarded through the grant of stock options under the Plan. The bonuses and stock options are in addition to executives' yearly base salaries, which are determined in a manner to be competitive with companies which are similarly situated to the Corporation.

     The Compensation Committee has determined that yearly bonuses will be awarded to the executive officers primarily based on the Corporation's earnings. The Compensation Committee believes that earnings is an appropriate measure of performance because it promotes the achievement of corporate-wide goals. In determining yearly bonuses, the Compensation Committee also considers outstanding achievement in areas other than the Corporation's earnings. For example, the Corporation has considered the contributions made by its executive officers in diversifying the Corporation's customer base, attaining major new customers, identifying appropriate acquisition candidates and the consummation of significant financing transactions of the Corporation. See "Executive Compensation--Employment Agreements." No bonuses were paid in respect of fiscal 1997.

     The Compensation Committee believes that, since the long-term performance of the Corporation is reflected in the value of the Corporation's Common Stock, the grant of options is an appropriate method of compensating executives for the long-term performance of the Corporation. The Compensation Committee also believes that the grant of stock options aligns the interest of the executives with those of the Corporation's stockholders. The Compensation Committee determines the recipients of stock option grants and the size of the grants consistent with these principles, and based on the employee's performance and position with the Corporation. The Corporation generally utilizes vesting periods to encourage executives to continue in the employ of the Corporation.

     To date, the Compensation Committee approved the grant of a total of 852,499 Options under the Plan to a number of employees and executives of the Corporation since the Initial Public Offering. These grants were intended to reward employees for their efforts in contributing to the dramatic growth of the Corporation's business and to incentivize the Corporation's employees to continue to contribute to such growth. These grants include an aggregate of 400,000 Options issued in connection with the hiring of Messrs. Kaplan and Cresante. The Compensation Committee believed it was appropriate to grant Options at these levels in order to attract executive officers of the caliber of these individuals.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Effective as of the closing of the Initial Public Offering, Mr. Zummo's compensation has been determined pursuant to a five-year employment agreement. (See "Executive Compensation--Employment Agreements" above.) Pursuant to such employment agreement, Mr. Zummo was paid a base salary of $297,000 for fiscal year 1997, and his base salary is subject to annual increases at the discretion of the Board of Directors. The level of Mr. Zummo's salary is based on a number of factors, including a review of compensation paid by companies which are similarly situated to the Corporation. In July 1997, the Compensation Committee of the Board of Directors approved a bonus to Mr. Zummo of $75,000, contingent upon the completion of the JPS Acquisition, which was consummated on July 24, 1997. In approving the bonus, the Compensation Committee took into account, among other things, Mr. Zummo's contribution in identifying, negotiating and consummating the JPS Acquisition which is in line with the Corporation's strategic objectives of obtaining new airbag business and diversifying the Corporation's customer base, integrating low-cost manufacturing capabilities and increasing manufacturing capacity and pursuing geographic expansion. In addition, in line with the Compensation Committee's philosophy of rewarding long-term performance goals through the granting of stock options, Mr. Zummo was awarded an option to purchase 10,000 shares of Common Stock under the Plan during fiscal year 1997.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation over $1,000,000 paid to the Corporation's Chief Executive Officer and certain other highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Plan is intended to comply with these requirements. The Compensation Committee does not believe that the applicable renumeration to be paid to the Chief Executive Officer or such other highly compensated executives will exceed the deduction limit set by
Section 162(m).

COMPENSATION COMMITTEE

Joseph J. DioGuardi
Francis X. Suozzi
Robert J. Torok

PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Corporation's Common Stock for the period from May 6, 1994 (the date the Corporation's stock became publicly traded) through March 31, 1997 with the cumulative total return of the Nasdaq Composite Index (U.S.) and an index of peer companies constructed by the Corporation. Included in the peer group are Arvin Industries, Inc., Breed Technologies Incorporated, OEA Inc., Special Devices, Inc., and Tower Automotive, Inc. The graph assumes that the value of the investment in the Common Stock was $100 on May 6, 1994 and that all dividends were reinvested.



[THE NARRATIVE AND/OR TABULAR INFORMATION BELOW IS A FAIR AND ACCURATE DESCRIPTION OF GRAPHIC OR IMAGE MATERIAL OMITTED FOR THE PURPOSE OF EDGAR FILING.]




TOTAL RETURN ANALYSIS                  5/6/94     3/31/95    3/31/96    3/31/97
                                       ------     -------    -------    -------
Safety Components International .....  $100.00    $163.44    $120.43     $86.02
Peer Group ..........................  $100.00     $79.43     $83.75    $125.14
Nasdaq Composite (US)  ..............  $100.00    $112.93    $132.11    $166.71

       ITEM 2. APPROVAL OF THE AMENDMENTS TO THE 1994 STOCK OPTION PLAN

     On January 27, 1994 the Board of Directors of the Corporation adopted, and the stockholders approved, the Plan. On May 4, 1996 and July 29, 1996 the Board of Directors approved certain amendments to the Plan which were subsequently approved by the shareholders of the Corporation. The Plan currently provides for the issuance of options (each an "Option") to purchase up to 550,000 shares of Common Stock. Of this total, 510,000 shares are issuable pursuant to either Incentive Stock Options ("ISOs") qualifying under
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or Non-Qualified Stock Options ("NQSOs") granted to officers, key employees and consultants (approximately 30 persons) of the Corporation and 40,000 are issuable pursuant to NQSOs granted to non-employee directors of the Corporation (currently 3 persons). The Plan is designed to provide an incentive to officers, key employees, consultants and non-employee directors of the Corporation by making available to them an opportunity to acquire a proprietary interest or to increase their proprietary interest in the Corporation. As of July 15, 1997, Options to purchase 852,499 shares of Common Stock were granted under the Plan to officers, key employees and consultants (of which Options to purchase 400,000 shares have been issued to newly-hired officers of the Corporation subject to approval of the shareholders of the Corporation of any increase in the number of shares available for grant under the Plan as may be necessary for the issuance of such options) and Options to purchase 21,000 shares of Common Stock were issued to non-employee directors.

     The Board of Directors of the Corporation believes that the authorization of additional shares of Common Stock which may be issued pursuant to Options granted to officers, key employees and consultants, as well as non-employee directors under the Plan would assist the Corporation in attracting and retaining qualified employees, consultants and directors. Accordingly, on July 22, 1997, the Board of Directors approved an amendment to the Plan which would increase the aggregate number of shares of Common Stock issuable pursuant to Options granted under the Plan to 1,050,000 shares pursuant to Options granted to officers, key employees and consultants and (ii) 50,000 shares pursuant to Options granted to non-employee directors. On such date, the Board of Directors also approved an amendment to the Plan which would (i) increase the number of NQSOs that a participant may be granted under the Plan in any one fiscal year to NQSOs to purchase 200,000 shares of Common Stock, and (ii) require that the Plan be administered by a Committee composed of not less than two directors each of whom qualifies as a "Non-Employee Director" within the meaning of Rule 16b-3 promulgated under the Exchange Act. The Board of Directors recommended that the amendments to the Plan be presented to the Corporation's stockholders for approval. If the amendments to the Plan are not approved, Mr. Cresante's Options and a portion of Mr. Kaplan's Options would not be issued under the Plan and no additional Options would be granted under the Plan after the Options initially authorized are granted. The increased number of shares of Common Stock subject to the Plan would constitute approximately 10% of the outstanding shares of Common Stock on a fully diluted basis.

     The following is a summary of the material provisions of the Plan. Such summary should, however, be read in conjunction with, and is qualified in its entirety by reference to, the complete text of the Plan, as proposed to be amended, as set forth in Exhibit A to this Proxy Statement.

     Administration of the Plan. The Stock Option Committee of the Board of Directors administers the Plan. The Stock Option Committee has the full power and authority, subject to the provisions of the Plan, to designate participants, grant Options and determine the terms of all Options, except that non-employee directors are granted Options only pursuant to the formula described below. In addition, the Plan currently provides that no participant may be granted NQSOs to purchase more than 100,000 shares of Common Stock in any one fiscal year. The amendments to the Plan would increase the number of NQSOs that a participant may be granted under the Plan in any one fiscal year to NQSOs to purchase 200,000 shares of Common Stock. The Stock Option Committee is required to make adjustments with respect to Options granted under the Plan in order to prevent dilution or expansion of the rights of any holder. Members of the Stock Option Committee are not eligible to receive Options under the Plan other than pursuant to the formula for non-employee directors. The Plan requires that the Stock Option Committee be composed of at least two directors each of whom is an "outside director" as that term is defined for purposes of Section 162(m)of the Internal Revenue Code of 1986, as amended (the "Code"). The amendments to the Plan would require that the Stock Option Committee members also be "Non-Employee Directors" within the meaning of Rule 16b-3 promulgated under the Exchange Act. Each member of the Stock Option Committee is a "Non-Employee Director" within the meaning of Rule 16b-3 under the Exchange Act and an "outside director" as that term is defined for purposes of Section 162(m) of the Code.

     The Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board of Directors of the Corporation, but no amendment without the approval of the stockholders of the Corporation shall be made if shareholder approval would be required under Section 162(m) of the Code, Section 422 of the Code, Rule 16b-3 under the Exchange Act or any other law or rule of any governmental authority, stock exchange or other self-regulatory organization to which the Corporation is subject. Neither the amendment, suspension nor termination of the Plan shall, without the consent of the holder of such Option, alter or impair any rights or obligations under any Option theretofore granted.

     Options Issued Under Stock Option Plan. The terms of specific Options are determined by the Stock Option Committee. The per share exercise price of the Common Stock subject to an Option shall not be less than 100% of the fair market value of the shares of Common Stock on the date of grant. However, in the case of an ISO granted to a holder of shares representing at least 10% of the total combined voting power of the Corporation, or of any subsidiary or parent thereof (a "10% Shareholder"), the per share exercise price shall not be less than 110% of the fair market value of the Common Stock on the date of the grant. The term of each NQSO will be specified by the Stock Option Committee, which will generally not exceed 10 years from the date of grant. However, the term of ISOs must not exceed 10 years after the date of the grant (five years, if granted to a 10% Shareholder). In addition, the fair market value of shares of Common Stock subject to ISOs (determined as of the date such ISOs are granted) exercisable for the first time by any individual during any calendar year may in no event exceed $100,000.

     Upon the exercise of an Option, the Option holder shall pay the Corporation the exercise price plus the amount of the required federal and state withholding taxes, if any. The Plan allows the participant to pay the exercise price (i) in cash, shares of Common Stock, outstanding Options or other consideration or any combination thereof or (ii) pursuant to a broker-assisted cashless exercise program, provided in each case that such methods avoid "short-swing" trading profits to the participant under Section 16(b) of the Exchange Act. The Plan also allows participants to elect to have shares withheld upon exercise for the payment of withholding taxes.

     The unexercised portion of any Option granted to an officer or key employee under the Plan will generally be terminated (a) thirty (30) days after the date on which the optionee's employment is terminated for any reason other than (i) Cause (as defined in the Plan), (ii) retirement or mental or physical disability, or (iii) death; (b) immediately upon the termination of the optionee's employment for Cause; (c) three months after the date on which the optionee's employment is terminated by reason of retirement or mental or physical disability; or (d)(i) 12 months after the date on which the optionee's employment is terminated by reason of the death of the optionee, or
(ii) three months after the date on which the optionee shall die if such death shall occur during the three-month period following the termination of the optionee's employment by reason of retirement or mental or physical disability. Generally, any Option granted under the Plan which is forfeited, expires or terminates prior to vesting or exercise will again be available for award under the Plan.

     Directors' Options. The current Plan provides that each non-employee director who is serving on the Board on December 31 of a year during the term of the Plan beginning in calendar year 1996 will automatically receive a NQSO to purchase 2,500 shares of Common Stock on January 1 of the following year. The exercise price of the shares of Common Stock subject to Options granted to each non-employee director shall be 100% of the fair market value of the shares of Common Stock on the date of grant. Options granted to non-employee directors, with limited exceptions, may only be exercised within ten years of the date of grant and while the recipient of the Option is a director of the Corporation. Options granted to non-employee directors terminate (i) upon termination of the director's service as a director of the Corporation for any reason other than mental or physical disability or death, (ii) three months after the date the director ceases to serve as a director of the Corporation due to physical or mental disability or (iii) (A) 12 months after the date the director ceases to serve as a director due to the death of the director or (B) three months after the death of the director if such death shall occur during the three month period following the date the director ceased to serve as a director of the Corporation due to physical or mental disability. Except as discussed herein, Options granted to non-employee directors are on the same terms and conditions as all other Options granted pursuant to the Plan.

     As of July 15, 1997 the following individuals and groups had been granted Options under the Plan in the amounts indicated: Robert A. Zummo (Chairman of the Board, President and Chief Executive Officer): 75,000 shares; Victor

Guadagno (President, Valentec Systems, Inc.): 30,000 shares; John L. Hakes (President, European Operations): 35,000; Paul L. Sullivan (President, Automotive Safety Components Asia-Pacific Ltd.): 35,000 shares; W. Hardy Myers (former President, North American Automotive Operations): 70,000; Joseph J. DioGuardi (Director): 7,000 shares; Francis X. Suozzi (Director): 7,000 shares; Robert J. Torok (Director): 7,000 shares; all current executive officers as a group: 630,000 shares; all current non-executive officer directors as a group: 21,000 shares; and all employees, including all current officers, who are not executive officers, as a group: 138,874 shares. As of July 22, 1997, the market value of the Common Stock underlying outstanding Options was approximately $8,886,083.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON.

     Each of Messrs. Kaplan and Cresante have a direct interest in the approval of the amendments to the Plan to (i) increase the number of shares of Common Stock subject to the Plan from 550,000 shares in the aggregate to 1,050,000 in the aggregate and (ii) increase the number of NQSOs that a participant may be granted under the Plan in any one fiscal year from NQSOs to purchase 100,000 shares of Common Stock to NQSOs to purchase 200,000 shares of Common Stock by reason of their Options under the Plan being subject to the approval of such amendments by the Corporation's stockholders.

NEW PLAN BENEFITS

     The following table sets forth the amount of Options which will be granted to the three Non-Employee Directors, as a group, under the Plan in each year:

                                  OPTION PLAN

NAME AND POSITION               DOLLAR VALUE              NUMBER OF UNITS
-----------------               ------------              ---------------
Non-Employee Director Group ....      *                    7,500 Shares

----------
* Options would be granted at 100% of the fair market value of the shares of Common Stock on the date of grant.

FEDERAL INCOME TAX CONSEQUENCES

     Set forth below is a description of the federal income tax consequences under the Code, of the grant and exercise of the benefits awarded under the Plan.

     There will be no federal income tax consequences to employees, directors, consultants or the Corporation on the grant of a NQSO. On the exercise of a NQSO, the employee, consultant or director generally will have taxable ordinary income, subject, in the case of an employee, to withholding, in an amount equal to the excess of the fair market value of the shares of Common Stock received on the exercise date over the option price of the shares. The Corporation will be entitled to a tax deduction in an amount equal to such excess, provided the Corporation complies with applicable reporting and/or withholding rules. Any ordinary income realized by an employee, consultant or director upon exercise of a NQSO will increase his tax basis in the Common Stock thereby acquired. Upon the sale of Common Stock acquired by exercise of a NQSO, employees, consultants and directors will realize long-term or short-term capital gain or loss depending upon their holding period for such stock.

     An employee, consultant or director who surrenders shares of Common Stock in payment of the exercise price of a NQSO will not recognize gain or loss on his surrender of such shares, but will recognize ordinary income on the exercise of the NQSO as described above. Of the shares received in such an exchange, that number of shares equal to the number of shares surrendered will have the same tax basis and capital gains holding period as the shares surrendered. The balance of the shares received will have a tax basis equal to their fair market value on the date of exercise, and the capital gains holding period will begin on the date of exercise.

     With respect to ISOs, no compensation income is recognized by a participant, and no deduction is available to the Corporation upon either the grant or exercise of an ISO. However, the difference between the exercise price of an ISO and the market price of the Common Stock acquired on the exercise date will be included in alternative minimum taxable income of a participant for the purposes of the "alternative minimum tax." Generally, if an optionee holds the shares acquired upon exercise of ISOs until the later of (i) two years from the grant of the ISOs or (ii) one year from the date of acquisition of the shares upon exercise of an ISO, any gain recognized by the participant on a sale of such shares will be treated as capital gain. The gain recognized upon the sale is the difference between the option price and the sale price of the Common Stock. The net federal income tax effect on the holder of ISOs is to defer, other than for alternative minimum tax purposes, until the shares are sold, taxation of any increase in the value of the Common Stock from the time of grant to the time of exercise. If the optionee sells the shares prior to the expiration of the holding period set forth above, the optionee will realize ordinary compensation income in the amount equal to the difference between the exercise price and the fair market value on the date of exercise. The compensation income will be added to the optionee's basis for purposes of determining the gain on the sale of the shares. Such gain will be capital gain if the shares are held as capital assets. If the application of the above-described rule would result in a loss to the optionee, the compensation income required to be recognized thereby would be limited to the excess, if any, of the amount realized on the sale over the basis of the shares sold. If an optionee disposes of shares obtained upon exercise of an ISO prior to the expiration of the holding period described above, the Corporation will be entitled to a deduction in the amount of the compensation income that the optionee recognizes as a result of the disposition, subject to the Corporation satisfying its withholding and/or reporting obligations.

     If an optionee is permitted to, and does, make the required payment of the option price by delivering shares of Common Stock, the optionee generally will not recognize any gain as a result of such delivery, but the amount of gain, if any, which is not so recognized will be excluded from his basis in the new shares received. However, the use by an optionee of shares previously acquired pursuant to the exercise of an ISO to exercise an Option will be treated as a taxable disposition if the transferred shares have not been held by the optionee for the requisite holding period described above.

     If the Corporation delivers cash, in lieu of fractional shares, or shares of Common Stock to an employee pursuant to a cashless exercise program, the employee will recognize ordinary income equal to the cash paid and the fair market value of any shares issued as of the date of exercise. An amount equal to any such ordinary income will be deductible by the Corporation, provided it complies with applicable withholding requirements.

     Section 162(m) of the Code, which generally disallows a tax deduction for compensation over $1,000,000 paid to the Chief Executive Officer and certain other highly compensated employees of publicly held corporations, provides that "performance-based" compensation will not be subject to the $1,000,000 deduction limitation. Since an employer is not, except in the case of a disqualifying disposition, entitled to a deduction upon the grant or exercise of an ISO in any event, this provision generally does not affect the Corporation's tax treatment with regard to ISOs. Options (other than ISOs) granted by "outside directors" under a plan approved by stockholders with an exercise price equal to the fair market value of the underlying stock as of the date of grant are considered performance-based compensation, if certain requirements are met. The Plan meets such requirements and, accordingly, income realized by employees with respect to the Plan are not subject to the deduction limitation of Section 162(m).

     The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 and is not required to be qualified under Section 401(a) of the Code.

     The Board of Directors recommends a vote FOR approval of the amendments to the Plan

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Corporation's executive officers and directors are required under the Exchange Act to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Copies of those reports must also be furnished to the Corporation. To the Corporation's knowledge, based solely on the Corporation's review of the copies of such reports it has received, the Corporation believes that during the fiscal year ended March 31, 1997, each of Robert A. Zummo, John L. Hakes, Victor Guadagno, Paul L. Sullivan, W. Hardy Myers, Joseph J. DioGuardi, Robert J. Torok and Francis X. Suozzi failed to file one report on Form 5 with respect to Options granted in fiscal 1997 to each such executive officer or non-employee director, as the case may be, under the Plan.

                                OTHER BUSINESS

     The Board of Directors of the Corporation knows of no other matters to be presented at the Annual Meeting. However, if any other matters properly come before the meeting, or any adjournment thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

                             STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be presented at the next annual meeting of the Corporation's Stockholders must be received by the Corporation for inclusion in the Corporation's 1998 Proxy Statement and form of proxy on or prior to April 2, 1998.

                    ANNUAL REPORTS AND FINANCIAL STATEMENTS

     The Annual Report to Stockholders of the Corporation for the year ended March 31, 1997 (the "Annual Report") is being furnished simultaneously herewith. Such Annual Report is not to be considered a part of this Proxy Statement. Upon the written request of any stockholder, management will provide, free of charge, a copy of the Corporation's annual report on Form 10-K for the fiscal year ended March 31, 1997 (without exhibits), including the financial statements and schedules thereto. Requests should be directed to Secretary, Safety Components International, Inc., 3190 Pullman Street, Costa Mesa, California 92626.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Corporation's financial statements for the fiscal year ended March 31, 1997 have been examined by the firm of Price Waterhouse LLP, independent certified public accountants. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting of Stockholders to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

     The Corporation's Board of Directors intends to review the appointment of independent certified public accountants at a meeting subsequent to the Annual Meeting of Stockholders.

                             COST OF SOLICITATION

     The cost of soliciting proxies in the accompanying form has been or will be borne by the Corporation. Directors, officers and employees of the Corporation may solicit proxies personally or by telephone or other means of communications. Although there is no formal agreement to do so, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Corporation may reimburse them for any attendant expenses.

     It is important that your shares be represented at the meeting. If you are unable to be present in person, you are respectfully requested to sign the enclosed proxy and return it in the enclosed stamped and addressed envelope as promptly as possible.

                                           By Order of the Board of Directors,


                                           GEORGE D. PAPADOPOULOS
                                           Secretary


Dated:  July 29, 1997

Costa Mesa, California

                                                                     EXHIBIT A

                     SAFETY COMPONENTS INTERNATIONAL, INC.
                            1994 STOCK OPTION PLAN

SECTION 1. PURPOSE

     The purposes of this Safety Components International, Inc. 1994 Stock Option Plan (the "Plan") are to encourage selected employees, consultants and directors of Safety Components International, Inc. (together with any successor thereto, the "Company") and its Affiliates (as defined below) to acquire a proprietary interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company's future success and prosperity, thus enhancing the value of the Company for the benefit of its stockholders, and to enhance the ability of the Company and its Affiliates to attract and retain qualified individuals upon whom, in large measure, the sustained progress, growth, and profitability of the Company depend.

SECTION 2. DEFINITIONS

     As used in the Plan, the following terms shall have the meanings set forth below:

     (a) "Affiliate" shall mean (i) any entity that, directly or through one or more intermediaries, is controlled by, controls or is under common control with the Company and (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

     (b) "Board" shall mean the Board of Directors of the Company.

     (c) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     (d) "Committee" shall mean a committee of the Board designated by the Board to administer the Plan and composed of not less than two directors, each of whom is both a "Non-Employee Director" within the meaning of Rule 16b-3 and an "outside director" as that term is defined for purposes of Section 162(m) of the Code.

     (e) "Consultant" shall mean any Person who contracts to provide services to the Company as an independent contractor.

     (f) "Fair Market Value" shall mean, with respect to Shares or other securities (i) the closing price per Share of the Shares on the principal exchange on which the Shares are then trading, if any, on such date, or, if the Shares were not traded on such date, then on the next preceding trading day during which a sale occurred; or (ii) if the Shares are not traded on an exchange but are quoted on NASDAQ or a successor quotation system, (1) the last sales price (if the Shares are then listed as a National Market Issue under the NASDAQ National Market System) or (2) the mean between the closing representative bid and asked prices (in all other cases) for the Shares on such date as reported by NASDAQ or such successor quotation system; or (iii) if the Shares are not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the mean between the closing bid and asked prices for the Shares on such date as determined in good faith by the Committee; or (iv) if the Shares are not publicly traded, the fair market value established by the Committee acting in good faith.

     (g) "Incentive Stock Option" shall mean an option granted under Section 6 of the Plan that meets the requirements of Section 422 of the Code or any successor provision thereto.

     (h) "Independent Director" shall mean each member of the Board who is not an employee of the Company or any Affiliate.

     (i) "Key Employee" shall mean any officer, director or other key employee (as determined by the Board) who is a regular full-time employee of the Company or its present and future Affiliates.

     (j) "Non-Qualified Stock Option" shall mean an option granted under
Section 6 of the Plan that is not an Incentive Stock Option or an Option granted under Section 7.

     (k) "Option" shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

     (1) "Option Agreement" shall mean a written agreement, contract, or other instrument or document evidencing an Option granted under the Plan.

     (m) "Participant" shall mean a Key Employee, Consultant or Independent Director who has been granted an Option under the Plan.

     (n) "Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

     (o) "Rule 16b-3" shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation thereto.

     (p) "Shares" shall mean the common stock of the Company, $.01 par value, and such other securities or property as may become the subject of Options pursuant to an adjustment made under Section 4(b) of the Plan.

     (q) "Ten Percent Stockholder" shall mean a Person, who together with his or her spouse, children and trusts and custodial accounts for their benefit, immediately at the time of the grant of an Option and assuming its immediate exercise, would beneficially own, within the meaning of Section 424(d) of the Code, Shares possessing more than ten percent (10%) of the total combined voting power of all of the outstanding capital stock of the Company.

SECTION 3. ADMINISTRATION

     (a) Generally. The Plan shall be administered by the Committee. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Option shall be within the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Option, any stockholder of the Company or any Affiliate, and any employee of the Company or of any Affiliate.

     (b) Powers. Subject to the terms of the Plan and applicable law and except as provided in Section 7 hereof, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Options to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by Options; (iv) determine the terms and conditions of any Option; (v) determine whether, to what extent, and under what circumstances Options may be settled or exercised in cash, Shares, other Options, or other property, or canceled, forfeited, or suspended, and the method or methods by which Options may be settled, exercised, canceled, forfeited, or suspended; (vi) interpret and administer the Plan and any instruments or agreements relating to, or Options granted under, the Plan;
(vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. ,

     (c) Reliance, Indemnification. The Committee may employ attorneys, consultants, accountants or other persons and the Committee, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Committee shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, or Options granted thereunder, and all members of the Committee shall be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

SECTION 4. SHARES AVAILABLE FOR OPTIONS

     (a) Shares Available. Subject to adjustment as provided in Section 4(b):

          (i) Limitation on Number of Shares. Options issuable under the Plan are limited such that the maximum aggregate number of Shares which may issued pursuant to, or by reason of, Options is 1,050,000, of which 1,000,000 may be issued pursuant to, or by reason of, Options granted to Key Employees and Consultants and 50,000 may be issued pursuant to, or by reason of, Options granted to Independent Directors. Further, no Participant shall be granted Non-Qualified Stock Options to purchase more than 200,000 Shares in any one fiscal year. To the extent that an Option granted to a (A) Key Employee or Consultant or (B) an Independent Director ceases to remain outstanding by reason of termination of rights granted thereunder, forfeiture or otherwise, the Shares subject to such Option shall again become available for award under the Plan to (x) Key Employees and Consultants and (y) Independent Directors, respectively; provided, however, that in the case of the cancellation or termination of a Non-Qualified Stock Option in the same fiscal year that such Non-Qualified Stock Option was granted, both the canceled Non-Qualified Stock Option and the newly granted Non-Qualified Stock Option shall be counted in determining whether the recipient has received the maximum number of such Options under the Plan for such fiscal year.

          (ii) Accounting for Awards. For purposes of this Section 4, the number of Shares covered by an Option to a (A) Key Employee or Consultant or (B) Independent Director shall be counted on the date of grant of such Option against the aggregate number of Shares available for granting Options under the Plan to (x) Key Employees and Consultants or (y) Independent Directors, respectively.

          (iii) Sources of Shares Deliverable Under Options. Any Shares delivered pursuant to an Option may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

     (b) Adjustments. In the event that the Committee shall determine that any
(i) subdivision or consolidation of Shares, (ii) dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), (iii) recapitalization or other capital adjustment of the Company or (iv) merger, consolidation or other reorganization of the Company or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event, affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be made under the Plan, adjust any or all of (x) the number and type of Shares which thereafter may be made the subject of Options,
(y) the number and type of Shares subject to outstanding Options, and (z) the grant, purchase, or exercise price with respect to any Option or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Option; provided, however, in each case, that (i) with respect to Incentive Stock Options no such adjustment shall be authorized to the extent that such adjustment would cause the Plan to violate Section 422 of the Code or any successor provision thereto; (ii) each such adjustment shall be made in such manner as not to constitute a cancellation and reissuance of a Non-Qualified Stock Option for purposes of Section 162(m) of the Code, or the regulations promulgated thereunder, to the extent that such reissuance would result in the grant of such Options in excess of the maximum permitted to be granted to any Participant in any fiscal year; and (iii) the number of Shares subject to any Option denominated in Shares shall always be a whole number.

SECTION 5.  ELIGIBILITY

     Except as provided in Section 7, Options may be granted only to Key Employees and Consultants. In determining the Persons to whom Options shall be granted and the number of Shares to be covered by each Option, the Committee shall take into account the nature of the Person's duties, such Person's present and potential contributions to the success of the Company and such other factors as it shall deem relevant in connection with accomplishing the purposes of the Plan. An Independent Director will not be eligible to receive an Option except as specifically provided in Section 7. A Key Employee or Consultant who has been granted an Option or Options under the Plan may be granted an additional Option or Options, subject to such limitations as may be imposed by the Code on the grant of Incentive Stock Options.

SECTION 6. OPTION

     The Committee is hereby authorized to grant Options to Participants upon the following terms and the conditions (except to the extent otherwise provided in Section 7) and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

          (a) Exercise Price. The purchase price per Share purchasable under Options shall not be less than 100% of the Fair Market Value of a Share on the date of grant; provided that the purchase price per Share purchasable under Incentive Stock Options granted to Ten Percent Stockholders shall be not less than 110% of the Fair Market Value of a Share on the date of grant.

          (b) Option Term. The term of each Non-Qualified Stock Option shall be fixed by the Committee but generally shall not exceed 10 years from the date of grant. The term of each Incentive Stock Option shall in no event be more than 10 years from the date of grant, or in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 5 years from the date of grant.

          (c) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms in which, payment of the option price with respect thereto may be made or deemed to have been made (including, without limitation, (i) cash, Shares, outstanding Options or other consideration, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant option price and (ii) a broker-assisted cashless exercise program established by the Committee), provided in each case that such methods avoid "short-swing" profits to the Participant under Section 16(b) of the Securities Exchange Act of 1934, as amended. The payment of the exercise price of an Option may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee.

          (d) Early Termination. The unexercised portion of any Option granted to a Key Employee under the Plan will generally be terminated (i) thirty
     (30) days after the date on which the Key Employee's employment is terminated for any reason other than (A) Cause (as defined below), (B) retirement or mental or physical disability, or (C) death; (ii) immediately upon the termination of the Key Employee's employment for Cause; (iii) three months after the date on which the Key Employee's employment is terminated by reason of retirement or mental or physical disability; or (iv)(A) 12 months after the date on which the Key Employee's employment is terminated by reason of the death of the Key Employee, or (B) three months after the date on which the Key Employee shall die if such death shall occur during the three-month period following the termination of the Key Employee's employment by reason of retirement or mental or physical disability. The term "Cause," as used herein, shall mean (w) the Key Employee's willful misconduct or fraud in the performance of his duties under such Key Employee's employment arrangement with the Company, (x) the continued failure or refusal of the Key Employee (following written notice thereof) to carry out any reasonable request of the Board for the provision of services under such Key Employee's employment arrangement with the Company, (y) the material breach by the Key Employee of his employment arrangement with the Company or (z) the entering of a plea of guilty or nolo contendere to or the conviction of the Key Employee for a felony or any other criminal act involving moral turpitude, dishonesty, theft or unethical business conduct. For purposes of this paragraph (d), no act shall be considered willful unless done or omitted to be done not in good faith and without reasonable belief that such action or omission was in the best interest of the Company.

          (e) Incentive Stock Options. All terms of any Incentive Stock Options granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder.

          (f) No Cash Consideration for Awards. Awards shall be granted for no cash consideration or such minimal cash consideration as may be required by applicable law.

          (g) Limits on Transfer of Options. Subject to Code Section 422, no Option and no right under any such Option, shall be assignable, alienable, saleable, or transferable by a Participant otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant, and to receive any property distributable, with respect to any Option upon the death of the Participant. Each Option, and each right under any such Option, shall be exercisable during the Participant's lifetime, only by the Participant or, if permissible under applicable law with respect to any Option that is not an Incentive Stock Option, by the Participant's guardian or legal representative. No Option and no right under any such Option, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

          (h) Term of Options. Except as set forth in Section 6(b) and Section 7, the term of each Option shall be for such period as may be determined by the Committee.

          (i) Share Certificates. All certificates for Shares or other securities of the Company delivered under the Plan pursuant to any Option or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other restrictions of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

SECTION 7. OPTIONS AWARDED TO INDEPENDENT DIRECTORS

     Each Independent Director who is a member of the Board on December 31 of a year during the term of the Plan from the date of the initial adoption of the Plan through December 31, 1995 shall automatically be granted a Non-Qualified Stock Option to purchase 1,500 Shares on January 1 of the following year. Each Independent Director who is a member of the Board on December 31 of a year during the term of the Plan beginning in calendar year 1996 shall automatically be granted a Non-Qualified Stock Option to purchase 2,500 Shares on January 1 of the following year. All Options granted pursuant to this Section 7 shall (a) be at an exercise price per Share equal to 100% of the Fair Market Value of a Share on the date of the grant; (b) have a term of 10 years; (c) terminate (i) upon termination of an Independent Director's service as a director of the Company for any reason other than mental or physical disability or death, (ii) three months after the date the Independent Director ceases to serve as a director of the Company due to physical or mental disability or (iii)(A) 12 months after the date the Independent Director ceases to serve as a director due to the death of the Independent Director or (B) three months after the death of the Independent Director if such death shall occur during the three month period following the date the Independent Director ceased to serve as a director of the Company due to physical or mental disability; and (d) be otherwise on the same terms and conditions as all other Options granted pursuant to the Plan.

SECTION 8. AMENDMENT AND TERMINATION

     Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Option Agreement or in the Plan:

     (a) Amendments to the Plan. The Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board, but no amendment without the approval of the stockholders of the Company shall be made if stockholder approval would be required under
Section 162(m) of the Code, Section 422 of the Code, Rule 16b-3 or any other law or rule of any governmental authority, stock exchange or other self-regulatory organization to which the Company is subject. Neither the amendment, suspension nor termination of the Plan shall, without the consent of the holder of such Option, alter or impair any rights or obligations under any Option theretofore granted.

     (b) Adjustments of Options Upon Certain Acquisitions. In the event the Company or any Affiliate shall assume outstanding employee awards in connection with the acquisition of another business or another corporation or business entity, the Committee may make such adjustments, not inconsistent with the terms of the Plan, in the terms of Options as it shall deem appropriate in order to achieve reasonable comparability or other equitable relationship between the assumed awards and the Options granted under the Plan as so adjusted.

     (c) Adjustments of Options Upon the Occurrence of Certain Unusual or Nonrecurring Events The Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Options in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(b) hereof) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits to be made available under the Plan.

     (d) Correction of Defects, Omissions, and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Option in the manner and to the extent it shall deem desirable to carry the Plan into effect.

SECTION 9. ELECTION TO HAVE SHARES WITHHELD

     (a) In combination with or in substitution for cash withholding or any other legal method of satisfying federal and state withholding tax liability, a Participant may elect to have Shares withheld by the Company in order to satisfy federal and state withholding tax liability (a "share withholding election"), provided, (i) the Committee shall not have revoked its advance approval of the holder's share withholding election; and (ii) the share withholding election is made on or prior to the date on which the amount of withholding tax liability is determined (the "Tax Date"). If a Participant elects within thirty (30) days of the date of exercise to be subject to withholding tax on the exercise date pursuant to the provisions of Section 83(b) of the Code, then the share withholding election may be made during such thirty (30) day period. Notwithstanding the foregoing, a holder whose transactions in Common Stock are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, may make a share withholding election only if the following additional conditions are met: (i) the share withholding election is made no sooner than six (6) months after the date of grant of the Option, except, however, such six (6) month condition shall not apply if the Participant's death or disability (as shall be determined by the Committee) occurs within such six (6) month period; and (ii) the share withholding election is made (x) at least six (6) months prior to the Tax Date, or (y) during the period beginning on the third business day following the date of release of the Company's quarterly or annual financial results and ending on the twelfth business day following such date.

     (b) A share withholding election shall be deemed made when written notice of such election, signed by the Participant, has been hand delivered or transmitted by registered or certified mail to the Secretary of the Company at its then principal office. Delivery of said notice shall constitute an irrevocable election to have Shares withheld.

     (c) If a Participant has made a share withholding election pursuant to this Section 9; and (i) within thirty (30) days of the date of exercise of the Option, the Participant elects pursuant to the provisions of Section 83(b) of the Code to be subject to withholding tax on the date of exercise of the Option, then such Participant will be unconditionally obligated to immediately tender back to the Company the number of Shares having an aggregate fair market value (as determined in good faith by the Committee), equal to the amount of tax required to be withheld plus cash for any fractional amount, together with written notice to the Company informing the Company of the Participant's election pursuant to Section 83(b) of the Code; or (ii) if the Participant has not made an election pursuant to the provisions of Section 83(b) of the Code, then on the Tax Date, such Participant will be unconditionally obligated to tender back to the Company the number of Shares having an aggregate fair market value (as determined in good faith by the Committee), equal to the amount of tax required to be withheld plus cash for any fractional amount.

SECTION 10. VESTING LIMITATION ON INCENTIVE STOCK OPTIONS

     The Fair Market Value of Shares subject to Incentive Stock Options (determined as of the date such Incentive Stock Options are granted) exercisable for the first time by any individual during any calendar year shall in no event exceed $100,000.

SECTION 11. GENERAL PROVISIONS

     (a) No Rights to Awards. No Key Employee or Consultant shall have any claim to be granted any Option under the Plan, and there is no obligation for uniformity of treatment of Key Employees or Consultants or holders or beneficiaries of Options under the Plan. The terms and conditions of Options need not be the same with respect to each recipient.

     (b) No Limit on Other Plans. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements and such arrangements may be either generally applicable or applicable only in specific cases.

     (c) No Right to Employment. The grant of an Option shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Option Agreement.

     (d) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable Federal law.

     (e) Severability. If any provision of the Plan or any Option is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or would disqualify the Plan or any Option under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, such provision shall be deemed void, stricken and the remainder of the Plan and any such Option shall remain in full force and effect.

     (f) No Trust or Fund Created. Neither the Plan nor any Option shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Option, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

     (g) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Option, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

     (h) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision hereof.

SECTION 12. EFFECTIVE DATE OF THE PLAN

     The Plan is effective as of May 13, 1994.

SECTION 13. TERM OF THE PLAN

     The Plan shall continue until the earlier of (i) the date on which all Options issuable hereunder have been issued, (ii) the termination of the Plan by the Board or (iii) May 12, 2004. However, unless otherwise expressly provided in the Plan or in an applicable Option Agreement, any Option theretofore granted may extend beyond such date and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Option or to waive any conditions or rights under any such Option, and the authority of the Board to amend the Plan, shall extend beyond such date.

[FRONT]


                     Safety Components International, Inc.
                                     PROXY
                      Annual Meeting, September 17, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Jeffrey J. Kaplan and George D. Papadopoulos, as Proxies, each with full power to appoint his substitute, and hereby authorizes them to appear and vote as designated below, all shares of Common Stock of Safety Components International, Inc. held on record by the undersigned on July 22, 1997, at the Annual Meeting of Stockholders to be held on September 17, 1997, and any adjournments thereof.

    The undersigned hereby directs this Proxy to be voted:

1.  Election of directors:

[ ] FOR the election as Class II directors of all nominees listed below (except as marked to the contrary below)

or

[ ] WITHHOLD AUTHORITY
    to vote for all nominees listed below

                          Francis X. Suozzi
                           Robert J. Torok

    (INSTRUCTIONS: To withhold authority to vote for any of the any of the above listed nominees, please strike a line through that individual's name)

2.  Proposal to approve the amendments to the Company's 1994 Stock Option Plan.

           [ ]  FOR       [ ]  AGAINST          [ ]  ABSTAIN

3. In their discretion, the named proxies may vote on such other business as may properly come before the Annual
    Meeting, or any adjournments or postponements thereof.

The undersigned acknowledges receipt of the accompanying Proxy Statement dated July 29, 1997.

[BACK]

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH THE STOCKHOLDER'S SPECIFICATIONS ABOVE. THE PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS TO THE UNDERSIGNED.

                                             Date:
                                                  -----------------------------

                                             ----------------------------------
                                                   Signature of stockholder

                                             ----------------------------------
                                                  Signature if held jointly

                                             NOTE: PLEASE MARK, DATE, SIGN AND
                                             RETURN THIS PROXY PROMPTLY USING
                                             THE ENCLOSED ENVELOPE. WHEN
                                             SHARES ARE HELD BY JOINT TENANTS,
                                             BOTH SHOULD SIGN. IF SIGNING AS
                                             ATTORNEY, EXECUTOR, ADMINISTRATOR,
                                             TRUSTEE OR GUARDIAN, PLEASE GIVE
                                             FULL TITLE. IF A CORPORATION OR
                                             PARTNERSHIP, PLEASE SIGN IN
                                             CORPORATE OR PARTNERSHIP NAME BY
                                             AN AUTHORIZED PERSON.